Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XM Satellite Radio Holdings Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the references to our firm under the headings “Summary Consolidated Financial Data” and “Experts” in the prospectus.

/s/ KPMG LLP

McLean, VA

April 26, 2005